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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
NUTRACEUTICAL INTERNATIONAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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Nutraceutical International Corporation
1400 Kearns Boulevard, 2nd Floor
Park City, Utah 84060

December 26, 2007

To our Stockholders:

        You are cordially invited to the 2008 Annual Meeting of Stockholders for Nutraceutical International Corporation.

Date:	Thursday, January 31, 2008
Time:	9:00 a.m.
Place:	Stein Eriksen Lodge Upper Deer Valley 7700 Stein Way Park City, Utah 84060 Phone: (435) 649-3700

        At the Annual Meeting, you will have the opportunity to act on the following matters:

  •
  Election of two Class I directors, each for a term of three years;

  •
  Ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending September 30, 2008; and

  •
  Any other business that may properly come before the meeting or any adjournment of the meeting.

        In addition to the formal items of business, we will review the major developments and accomplishments of fiscal 2007 and answer appropriate questions that you may have about us and our activities.

        This letter is your notice of the Annual Meeting and is being sent to stockholders of record as of the close of business on December 14, 2007, who are the only holders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

        It is important that your shares be represented at the Annual Meeting. Please complete, sign, date and return the enclosed proxy card in the enclosed envelope, even if you plan to attend the Annual Meeting. If you do attend the Annual Meeting, you may personally vote, which will revoke your signed proxy. You may also revoke your proxy at any time before the Annual Meeting by following the instructions in this Proxy Statement.

        Thank you for your ongoing support and continued interest in our company. We look forward to seeing you at the Annual Meeting.

Sincerely,
Frank W. Gay II
Chairman of the Board and Chief Executive Officer

TABLE OF CONTENTS

PROXY STATEMENT FOR THE NUTRACEUTICAL INTERNATIONAL CORPORATION 2008 ANNUAL MEETING OF STOCKHOLDERS
Information About the Annual Meeting and Voting
Proposals
The Board of Directors
Principal Stockholders
Compensation of Directors and Executives
Audit Committee Report
Compensation Committee Report
Fees Paid to PricewaterhouseCoopers
Submission Of Stockholders' Proposals and Additional Information

WHERE CAN I GET MORE INFORMATION?

        We file annual, quarterly and special reports, proxy statements and other information (including certain press releases filed on Form 8-K) with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site (http://www.sec.gov). You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of any document we file at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

        Enclosed with this Proxy Statement is a copy of our Annual Report on Form 10-K for the Fiscal Year Ended September 30, 2007, along with the accompanying financial statements and schedules. The Annual Report is not to be regarded as proxy soliciting material. If you would like copies of any other recently filed documents, please direct your request to Investor Relations, Nutraceutical International Corporation, 1400 Kearns Boulevard, 2nd Floor, Park City, Utah 84060.

        Our SEC filings are only one of the ways that we try to reach our stockholders. Please remember that there are other sources of information available to you throughout the year, including:

  •
  our investor information line at 1-435-655-6106; and

  •
  various financial web sites, which provide copies of or links to our SEC filings and press releases, all of which may also be obtained from Investor Relations.

PROXY STATEMENT FOR THE
NUTRACEUTICAL INTERNATIONAL CORPORATION
2008 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

PROXY STATEMENT

        You were sent this Proxy Statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the 2008 Annual Meeting of Stockholders. This Proxy Statement summarizes the information that you will need in order to vote at the Annual Meeting. However, you need not attend the Annual Meeting in order to vote your shares. You may instead simply complete, sign, date and return the enclosed proxy card to register your vote.

        This Proxy Statement, the enclosed proxy card and our Annual Report on Form 10-K have been or will be sent on or about December 27, 2007 to all stockholders who owned our common stock at the close of business on December 14, 2007, the record date, who are the only stockholders entitled to vote at the Annual Meeting. For ten days prior to the Annual Meeting, a list of our stockholders will be open for examination at our headquarters by any stockholder for any reason relating to the meeting. As of the record date, there were 11,136,702 shares of our common stock issued, outstanding and entitled to vote.

NUMBER OF VOTES

        Each share of our common stock entitles you to one vote on each proposal at the Annual Meeting. Your proxy card indicates the number of shares of our common stock that you own.

QUORUM REQUIREMENT

        At the Annual Meeting, the Inspector of Election will determine whether a quorum is present. A quorum is required to conduct any business at the Annual Meeting. For a quorum to be present, the holders of a majority of the issued and outstanding shares of common stock on the record date and entitled to vote must be present in person or by proxy. If you mark your proxy card "ABSTAIN," or if your proxy vote is held in street name by your broker and it is not voted on all proposals, your proxy vote will nonetheless be counted as present for purposes of determining a quorum.

VOTING BY PROXY

        Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting and vote in person. The last vote that you submit chronologically prior to or at the Annual Meeting will supersede your prior vote(s).

        If you fill out your proxy card properly and return it in time to vote, your shares will be voted as you have directed. If you sign the proxy card but do not make any specific indications of how you wish to vote, a proxy representative will vote your shares:

  •
  "FOR" the election of two Class I directors; and

  •
  "FOR" ratifying the appointment of PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") as our independent auditor for the fiscal year ending September 30, 2008.

        Presently, we know of no matters to be addressed at the Annual Meeting beyond those described in this Proxy Statement. Under our bylaws, the deadline for stockholders to notify us of any proposals or director nominations to be presented for action at the Annual Meeting has passed.

REVOKING YOUR PROXY

        If you give a proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in the following ways:

  •
  You may send in another proxy with a later date, before the Annual Meeting;

  •
  You may notify us of your proxy revocation in writing, before the Annual Meeting; or

  •
  You may attend the Annual Meeting, advise the Inspector of Election of your revocation, and then vote in person.

        Written submissions of another proxy with a later date or of a proxy revocation should be delivered to the Nutraceutical Legal Department at 1400 Kearns Blvd., 2nd Floor, Park City, UT 84060, at least one business day prior to the Annual Meeting, or they may be delivered to the Inspector of Election at the Annual Meeting.

VOTING IN PERSON

        If you plan to attend the Annual Meeting and vote in person, you may deliver your completed proxy card or you may obtain a ballot when you arrive. However, if your shares are held in the name of your broker, bank, or other nominee, you must bring an account statement or letter from the nominee indicating that you are the beneficial owner of the shares on December 14, 2007, the record date for voting. Even if you are planning to attend the Annual Meeting, we encourage you to submit your proxy in advance to ensure the representation of your shares at the Annual Meeting.

APPROVING THE PROPOSALS

PROPOSAL I: ELECTING TWO CLASS I DIRECTORS

        At the Annual Meeting, the two nominees for director receiving the greatest number of votes cast in person or by proxy, whether or not a majority of the total votes cast, will be elected. If you are present and do not vote, or if you send in your proxy card marked "WITHHOLD AUTHORITY," your vote will have no impact on the election of those directors as to whom you have withheld votes.

PROPOSAL II: RATIFYING THE APPOINTMENT OF PRICEWATERHOUSECOOPERS AS OUR INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2008

        The ratification of the appointment of independent auditor requires the affirmative vote of a majority of the shares voting at the Annual Meeting, cast either in person or by proxy. If you attend the Annual Meeting but do not vote, or if you send in your proxy card marked "ABSTAIN," your abstention will have no impact on the ratification of the appointment of the independent auditor.

EFFECT OF BROKER NON-VOTES

        Under the rules of The Nasdaq Stock Market ("Nasdaq"), where our common stock is listed for trading, if your broker holds your shares in its name, the broker will be entitled to vote your shares on the proposals even if it does not receive instructions from you. If your broker does not vote your shares on any of the proposals, such "broker non-votes" will not be counted for purposes of determining whether the proposal has received enough affirmative votes to be approved.

COST OF SOLICITING PROXIES

        We will bear all of the costs of soliciting these proxies on behalf of our Board of Directors. In addition to mailing proxy solicitation material, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. We will not compensate these directors, officers and employees additionally for this solicitation, but we may reimburse them for any out-of-pocket expenses that they incur in the process of soliciting proxies. We reserve the right to retain other outside agencies for the purpose of soliciting proxies. We will arrange for brokers and other custodians, nominees and fiduciaries to forward the solicitation materials to their principals, and, as required by law, we will reimburse them for any out-of-pocket expenses that they reasonably incur in the process of forwarding solicitation materials.

PROPOSALS

        Our Board of Directors (referred to collectively as the "Board") is soliciting your vote with respect to each of the following proposals. We do not expect any other matters to come before the meeting; however, if another matter is voted upon, your shares will be voted in accordance with your proxy representative's best judgment. The Board recommends that you vote "FOR" each of the following proposals:

PROPOSAL I: ELECTING TWO CLASS I DIRECTORS

        The Nominating Committee, comprised of the independent members of the Board, has nominated Jeffrey A. Hinrichs and J. Kimo Esplin as Class I directors to be elected at the Annual Meeting. Messrs. Hinrichs and Esplin did not participate in the nomination process. Certain information regarding these nominees and each of the other directors is set forth below under the caption "The Board of Directors." If you elect them, Messrs. Hinrichs and Esplin will hold office until the 2011 Annual Meeting or until their earlier death, resignation or removal.

        We know of no reason why either of these nominees may be unable to serve as a director. If a nominee is unable to serve, your proxy representative may vote for another nominee proposed by the Board. If any director resigns, dies or is otherwise unable to serve out a complete term, or if the Board increases the number of directors, the Board may fill each vacancy by following the procedures outlined in the section of this proxy statement entitled "Director Nomination Process."

PROPOSAL II: RATIFYING THE APPOINTMENT OF PRICEWATERHOUSECOOPERS AS OUR INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2008

        The Audit Committee has selected PricewaterhouseCoopers as our independent auditor, and the Board is asking stockholders to ratify that selection. PricewaterhouseCoopers audited our financial statements for the year ended September 30, 2007. We expect representatives of PricewaterhouseCoopers to attend the Annual Meeting, where they will have the opportunity to make a statement if they wish, and where they will be available to answer any relevant questions that you may have.

        Although current laws, rules and regulations, as well as the written charter of the Audit Committee, require our independent auditor to be engaged, retained and supervised by the Audit Committee, the Board considers the selection of an independent auditor to be an important matter of stockholder concern and considers a proposal for stockholders to ratify such selection to be an important opportunity for stockholders to provide direct feedback to the Board on an important issue of corporate governance.

        If the appointment of PricewaterhouseCoopers as our independent auditor for fiscal 2008 is not ratified by stockholders, the adverse vote will be considered a directive to the Audit Committee to consider other accountants for next year. However, because of the difficulty in making any substitution of auditor so long after the beginning of the current fiscal year, the appointment for fiscal 2008 will stand unless the Audit Committee finds other good reason for making a change.

THE BOARD OF DIRECTORS

        The Board oversees our business and other affairs and monitors the performance of management. In accordance with corporate governance principles, the Board does not involve itself in our day-to-day operations. Board members keep themselves informed through discussions and interaction with our chairman, executive officers and other employees, as well as the Board's and our principal outside advisors (such as legal counsel, independent auditor, and other consultants). Board members regularly review, analyze and discuss financial, legal, regulatory and similar information about us and our business. Board members also stay informed through participation in Board meetings, committee meetings and in executive sessions that include only independent members of the Board and such advisors or consultants as independent Board members deem appropriate.

        As of September 30, 2007, six individuals were serving on the Board. Board members are divided into three classes, and the term of service for each class expires in a different year, with each director serving a term of three years, or until his earlier death, resignation or removal.

        The Board held five meetings during fiscal 2007 and acted by unanimous written consent twice during this period. The independent directors meet in executive sessions, without any member of management being present, prior to, during or immediately following regularly scheduled meetings of the Board and at such other times as they deem appropriate. All board members participated in 75 percent or more of the aggregate of (i) the total number of Board meetings held during their periods of service within the fiscal year and (ii) the total number of meetings held by Board committees on which they served during their periods of service within the fiscal year.

        Our policy is to invite each director to attend the Annual Meeting. All of our directors attended last year's Annual Meeting.

NOMINATED FOR RE-ELECTION

CLASS I DIRECTORS—TERM EXPIRING AT THE 2011 ANNUAL MEETING

        Jeffrey A. Hinrichs, age 50, has served as a director, executive vice president and chief operating officer since 1994. Before he joined us, Mr. Hinrichs served as president of Solaray from 1993 to 1994. Prior to his tenure as president, Mr. Hinrichs served as chief financial officer as well as in other management positions with Solaray from 1984 to 1993. Mr. Hinrichs received a bachelor of science degree from Weber State University.

        J. Kimo Esplin, age 45, has served as a director since 2004 and is executive vice president and chief financial officer of the Huntsman Corporation. Mr. Esplin has served in this position since 1997. Previously, Mr. Esplin served as the treasurer of the Huntsman Companies. Prior to joining Huntsman in 1994, Mr. Esplin was vice president in the Investment Banking Division of Bankers Trust Company, where he worked for seven years. Mr. Esplin received a master's degree in business management from Northwestern University and a bachelor of science degree in accounting from Brigham Young University.

CLASS II DIRECTORS—TERM EXPIRING AT THE 2009 ANNUAL MEETING

        Michael D. Burke, age 63, has served as a director since 2000 and is president of MDB Capital Ventures, a venture capital and leadership development consulting firm. He was formerly director, president and chief executive officer of EOTT Energy Corp., a $12 billion New York Stock Exchange corporation and the largest independent marketer and transporter of crude oil in North America. Prior to joining EOTT Energy Corp., Mr. Burke served as director, president and chief executive officer of Tesoro Petroleum Corporation from 1992 to 1995. From 1980 to 1992, Mr. Burke held a number of senior executive positions with Texas Eastern Corp., including group vice president-products and president/chief executive officer of TEPPCO Partners, L.P. Mr. Burke currently serves on the board of

Pinion Software and Reasoning Mind, Inc. Mr. Burke received a master's degree in business administration from the University of Texas and a bachelor of science degree in chemical engineering from Texas A&M University.

        James D. Stice, Ph.D., age 48, has served as a director since 2000 and is the Distinguished Teaching Professor of Accounting in the School of Accountancy at Brigham Young University ("BYU"). Professor Stice has been at BYU since 1988. He has co-authored three accounting textbooks and published numerous professional and academic articles. Currently, Professor Stice is director of BYU's MBA Program. In addition, Professor Stice has been involved in executive education for Ernst & Young, BankAmerica Corporation, International Business Machines Corporation, RSM McGladrey, and AngloGold Limited and has taught at INSEAD (in France) and CEIBS (in China). Professor Stice received a Ph.D. from the University of Washington as well as master's and bachelor's degrees from BYU, all in accounting.

CLASS III DIRECTORS—TERM EXPIRING AT THE 2010 ANNUAL MEETING

        Frank W. Gay II, age 62, has served as the chairman of the Board since its inception and as chief executive officer since 1994. Mr. Gay received a master's degree in business administration from Harvard Business School and a bachelor of science degree from BYU.

        Gregory M. Benson, age 53, has served as a director since 2000 and was formerly a senior member of the London-based Bain Capital ("Bain") team starting up Bain's European private equity business. Mr. Benson joined Bain in 1996 and has worked with a number of Bain's portfolio companies in various capacities. Prior to joining Bain, he served for four years as the chief financial officer of a Bain-led buyout, American Pad and Paper Company, and headed the company's acquisition program prior to its public offering. Mr. Benson began his business career with General Electric where he served for sixteen years in senior management positions with a wide variety of responsibilities, including those involving business startups and finance. Mr. Benson concluded his service with General Electric as Head of Merchant Banking for GE Financial Services. Mr. Benson received a bachelor of science degree in business administration from the University of Minnesota.

COMMITTEES OF THE BOARD

        The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee.

        Audit Committee.    The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing, and reporting practices, as well as undertaking other duties as directed by the Board. The Audit Committee also selects, engages, compensates and oversees our independent auditor and pre-approves all services to be performed by them. The Audit Committee's primary duties include reviewing the scope and adequacy of our internal accounting and financial controls; reviewing the independence of the auditor; approving the scope of their annual audit activities; approving the audit fee; approving any non-audit related services; reviewing the audit results; reviewing the objectivity, effectiveness and resources of our internal audit function; appraising our financial reporting activities and the accounting standards and principles followed; and reviewing and approving our ethics and compliance policies.

        PricewaterhouseCoopers currently serves as our independent auditor. The Board has adopted a written charter for the Audit Committee. The Audit Committee is currently comprised of Messrs. Burke, Esplin and Stice, with Mr. Burke acting as chairman of our Audit Committee. The Board has determined that Messrs. Burke, Esplin, and Stice each satisfy the independence standards applicable to audit committee members established under applicable law and Nasdaq listing requirements. The Board has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. The Board has designated Mr. Stice as the Audit Committee Financial Expert, within the meaning of the current rules of the Securities and Exchange Commission. The Audit Committee met four times during fiscal 2007. The Audit Committee's written charter is posted on Nutraceutical's web site at www.nutraceutical.com under the link "Investor Relations."

        Compensation Committee.    The Compensation Committee includes two Board Members who make decisions regarding salaries, incentive compensation, stock option grants and other matters involving our executive officers and certain key employees, including benefit plans applicable to these individuals, to ensure that the compensation arrangements meet corporate objectives. The Compensation Committee is currently comprised of Messrs. Benson and Stice. The Board has determined that Messrs. Benson and Stice each satisfy the standards of independence established under applicable law and Nasdaq listing requirements. The Compensation Committee met three times during fiscal 2007; however, the Compensation Committee meets and discusses compensation issues informally at other times as well.

        Nominating Committee.    The Nominating Committee is responsible for overseeing the nominations of new members of the Board and re-election of current Board Members. The Nominating Committee selects, evaluates and recommends to the full Board qualified candidates for election, appointment or re-election to the Board. The Nominating Committee is comprised of all of the independent members of the Board, which include Messrs. Benson, Burke, Esplin and Stice. The Board has determined that Messrs. Benson, Burke, Esplin and Stice each satisfy the standards of independence established under applicable law and Nasdaq listing requirements. The Nominating Committee does not have a written charter; however, the policies and processes for identifying, evaluating and selecting director candidates, including candidates recommended by stockholders, are described in "Director Nomination Process" below. The Nominating Committee met one time during fiscal 2007.

DIRECTOR NOMINATION PROCESS

        The Board has adopted a resolution that requires that vacancies on the Board and recommendations of candidates for election as directors occur by ensuring that the selection or recommendation for nomination is either: (a) approved by a majority of the independent directors on the Board, or (b) undertaken by a Nominating Committee comprised solely of independent directors (unless the Nominating Committee is comprised of at least three members, in which case one member need not be independent as long as the appointment and process followed complies with Nasdaq Marketplace Rule 4350(c)(4)(C)). The nomination of Messrs. Hinrichs and Esplin for re-election to the Board was approved by the Nominating Committee, comprised of all of the independent directors, with Mr. Esplin abstaining.

        In considering whether to nominate directors who are eligible to stand for re-election, the Nominating Committee gives due consideration to all relevant factors, including historical attendance at and participation in Board and committee meetings, compliance with the Board's and our policies, possession of necessary or desirable qualities and capabilities, input from other directors concerning the performance and independence of each director nominee, as well as personal considerations such as available time to continue to serve. The Nominating Committee believes that Messrs. Hinrichs and Esplin meet these requirements.

        To be recommended for election to the Board, a nominee must meet such expectations and qualifications for directors as are established from time to time by the Board; be in compliance with and agree to comply with all policies of the Board and Nutraceutical applicable to service as a director; not have conflicts or commitments that would impair the nominee's ability to attend scheduled Board or committee meetings or annual stockholders meetings; and not hold positions that would result in a violation of legal requirements, such as anti-trust prohibitions on interlocking relationships among competitors.

        We seek individuals to serve on the Board on the basis of integrity, experience, achievements, judgment, intelligence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties, and likelihood that he/she will be available to serve on the Board for a reasonable period. Due consideration is given to the Board's overall balance of perspectives, backgrounds and experiences, as well as the ability of a nominee to meet independence standards of Nasdaq. Furthermore, at least one director on the Board should meet the qualifications required of an Audit Committee Financial Expert and at least three directors must meet the requirements for Audit Committee membership, as required by Nasdaq and the SEC.

        Candidates for nomination recommended by our stockholders will be considered in the same manner as other candidates, but any such recommendation must comply with our bylaws, including specifically the requirements of Section 5 of the bylaws. If a stockholder recommendation meets the foregoing requirements and the independent members of the Board decide that a stockholder-recommended candidate is suitable for Board membership, then the Board will include the candidate in the pool of candidates to be considered for nomination upon the occurrence of the next Board vacancy or in connection with the next annual meeting of stockholders.

        We do not have any current contractual arrangement with any third-party to pay any fees in connection with identifying or evaluating any candidates for nomination for election as directors, but may retain such third-parties from time to time.

INDEPENDENCE OF BOARD MEMBERS

        The Board of Directors reviews the independence of its members on a periodic basis based on criteria for independence established by Nasdaq (where our common stock is listed for trading) and other applicable laws and regulations. In its periodic review of director independence, the Board considers relevant business relationships any director may have with us. Currently there are no such business relationships or arrangements, except that Messrs. Gay and Hinrichs are both executive officers of Nutraceutical. As a result of its periodic review, the Board has determined that all of the directors are independent, with the exception of Messrs. Gay and Hinrichs. The Board will continue to monitor the standards for director independence established under applicable laws or regulations as well as Nasdaq listing requirements to ensure that its criteria continues to be consistent with those standards.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        None of our executive officers serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Compensation Committee. No interlocking relationship exists between our Board of Directors or the Compensation Committee and any other company.

COMMUNICATING WITH DIRECTORS

        Our stockholders may send correspondence to the Board as a whole, the independent directors as a group, to any Board committee, to the chairman of the Audit Committee or to any individual director. Any stockholder who wishes to send such correspondence should mail it to: Nutraceutical International Corporation, 1400 Kearns Boulevard, 2nd Floor, Park City, Utah 84060, c/o Legal Department, indicating in writing whether it is correspondence to particular member(s) of the Board or the Board in its entirety. All mail received will be opened and screened for security purposes. The mail will then be forwarded to the particular Director(s) in question or to the Board in its entirety, as requested in the stockholder's correspondence in question. Trivial items will be delivered to the director(s) at the next scheduled Board meeting. Obscene or offensive items will not be forwarded.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Related Party Transactions.    Under the NASDAQ marketplace rules, we are required to conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis. Our management monitors related party transactions for potential conflicts of interest situations. Although we have not historically had formal policies and procedures regarding the review and approval of related party transactions, these transactions, if they ever came up, would typically be reviewed and approved by the Board of Directors or the Audit Committee or another independent body of the Board of Directors.

        Director relationship with wholly-owned subsidiary.    We have established and provided initial funding for a wholly-owned captive insurance subsidiary, American Nutritional Casualty Insurance, Inc., in Hawaii. This entity is providing coverage for certain of our product liability risks. Mr. Benson serves on the board of directors of this subsidiary and is paid an annual cash retainer of $5,000 for his service in connection therewith.

        Indemnification of Directors and Officers.    We have agreed to provide indemnification for our Board members and executive officers beyond the indemnification provided for in our certificate of incorporation and bylaws (see Indemnification Agreements below).

COMPLIANCE WITH SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING REQUIREMENTS

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and greater-than-ten-percent stockholders to file reports with the SEC regarding changes in beneficial ownership of our common stock and to provide us with copies of the reports. Based on our review of these reports and of certifications furnished to us, we believe that all of these reporting persons complied with applicable filing requirements for fiscal 2007, except for Mr. Hough who reported a gift of common stock late on a Form 5 filed in November 2007.

PRINCIPAL STOCKHOLDERS

        The table below sets forth certain information regarding the beneficial ownership of our common stock as of December 14, 2007 by (i) each person or entity known to us who beneficially owns five percent or more of the outstanding common stock, (ii) named executive officers and directors (iii) all our executive officers and directors as a group. Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise stated, each of the persons named in the table has sole or shared voting and investment power with respect to the securities beneficially owned.

	SHARES OF COMMON STOCK(a)
NAME	NUMBER OF SHARES(b)	PERCENT OF CLASS
Five Percent Stockholders:
Royce & Associates, LLC(c)	1,440,314	12.9
FMR Corp.(d)	1,385,834	12.4
Burgundy Asset Management Ltd.(e)	980,437	8.8
Dalton, Greiner, Hartman, Maher & Co LLC(f)	958,780	8.6
Kiluva, S.A.(g)	552,518	5.0
Officers and Directors:
Frank W. Gay II	930,399	8.2
Jeffrey A. Hinrichs	304,581	2.7
Gary M. Hume(h)	105,974	*
Stanley E. Soper	95,684	*
Cory J. McQueen	25,341	*
Michael D. Burke	15,000	*
Gregory M. Benson	10,418	*
Leslie M. Brown, Jr.(i)	10,010	*
J. Kimo Esplin	10,000	*
James D. Stice	167	*
All executive officers and directors as a group (twelve persons)	1,573,120	13.5

    *
    Percent of class represents less than 1% of the total.

    (a)
    Calculation of percentage of beneficial ownership assumes the exercise of all warrants and options exercisable within 60 days following December 14, 2007 only by the respective named stockholder.

    (b)
    Includes 192,000, 86,150, 50,000, 85,000, 20,500, 10,000, 10,000, 10,000 and 533,225 shares of Common Stock that may be purchased within 60 days of the date of the table upon the exercise of stock options by Messrs. Gay, Hinrichs, Hume, Soper, McQueen, Burke, Benson and Esplin and all executive officers and directors as a group (twelve persons), respectively.

    (c)
    Based upon a Schedule 13G/A filed with the Securities and Exchange Commission on January 24, 2007. The business address of Royce & Associates, LLC is 1414 Avenue of the Americas, New York, New York 10019.

    (d)
    Based upon a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2007. The address of FMR Corp., Fidelity Management & Research Company, Fidelity Low Priced Stock Fund and Edward C. Johnson 3d is 82 Devonshire Street, Boston, Massachusetts 02109.

    (e)
    Based upon a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2007. The business address of Burgundy Asset Management Ltd. is 181 Bay Street, Suite 4510, Toronto, Ontario, Canada M5J 2T3.

    (f)
    Based upon a Schedule 13G filed with the Securities and Exchange Commission on February 6, 2007. The business address of Dalton, Greiner, Hartman, Maher & Co LLC is 565 Fifth Avenue, Suite 2101, New York, New York 10017.

    (g)
    Based upon a Schedule 13D filed with the Securities and Exchange Commission on June 26, 2007 on behalf of Kiluva, S.A. and its wholly-owned subsidiaries, Housediet, S.L.U., and Finverki, S.L.U. The address of Kiluva, S.A. is Pasaje Pedro Rodriguez, No. 6, 08028 Barcelona, Spain.

    (h)
    Includes 1,585 shares directly held by Mr. Hume, 27,195 and 27,194 shares held indirectly by Mr. Hume in the Gary M. Hume Trust and Francis A. Hume Trust, respectively. Mr. Hume disclaims beneficial ownership of his indirect shares.

    (i)
    Based upon information provided by Mr. Brown on December 20, 2007. Due to his resignation in April 2007, Mr. Brown is no longer a Section 16 officer and is no longer required to file Form 4s with respect to his holdings in our Company with the Securities and Exchange Commission.

COMPENSATION OF DIRECTORS AND EXECUTIVES

Compensation Discussion and Analysis

        This compensation discussion and analysis provides information regarding the compensation paid to the executive officers named in the Summary Compensation Table on page 18 of this proxy statement (the "named executive officers") as well as corporate directors. It includes information regarding the objectives of our compensation payments, each element of compensation that we provide, why we choose these elements, how we determine the amount of each component to pay, and our compensation decisions for fiscal 2007. This compensation discussion and analysis should be read in conjunction with the tables and related discussion beginning on page 18 of this proxy statement.

  Introduction

        We believe we are the only public company that primarily sells dietary supplements and related products to Health and Natural Food Stores. Most of our competitors are privately owned and are not subject to disclosure requirements and other requirements related to their compensation practices, giving them more flexibility in their executive compensation program. We have internally grown and trained a unique and experienced senior management team to execute our business strategy, and we believe our team would be difficult and time-consuming to replace. Our compensation philosophy is designed to attract and retain qualified executives who will add to our long-term success and contribute to the achievement of operational and strategic objectives. We believe pay should be commensurate with each executive's performance, level of responsibility and overall contribution to our success. We seek to foster an environment that aligns the interests of our executive officers with the creation of long-term stockholder value. To this end, the amount and type of executive compensation paid is strongly linked to the delivery of long-term returns to our stockholders, the achievement of strategic business objectives, individual performance and the demonstration of competencies that are aligned with our culture and values. We also seek to find ways to incentivize executives to stay with our Company.

        In making decisions about compensation, the Compensation Committee considers the foregoing factors as well as our financial condition and our operational performance during the prior year. Our executive compensation consists of two principal components: (i) base salary, and (ii) annual performance-based incentive payments.

  Executive Compensation Objectives

        We believe our executive officers are important to our ability to create long-term stockholder value. The Compensation Committee and the Board believe that it is in the best interests of our Company, our stockholders and our other important non-stockholder constituencies to employ and train highly-talented business leaders who are able to build, maintain and improve on our Company's performance. In order to achieve this fundamental objective, we believe that it is most appropriate to focus primarily on each executive's total compensation opportunity, reviewed annually, and that a significant portion of each executive officer's total compensation opportunity should be a performance-based incentive payment.

  Role of our Compensation Committee

        The Compensation Committee is responsible for overseeing our compensation policies, plans and programs, and reviewing and determining the salary, performance incentive payments, equity incentives and other related benefits paid to our directors and executive officers.

        The Compensation Committee develops our compensation policies, plans and programs and considers a number of factors and inputs in developing these. Among other things, the Compensation Committee considers the input of management (and in particular the recommendations of our Chief Executive Officer), considers information and recommendations from outside advisors (see Outside Compensation Consultants below), utilizes publicly available compensation data and other survey data for national and regional companies in our industry and market, and reviews other companies which have certain similarities to our Company, whether those be in terms of size, performance and/or locale. We believe these companies provide us with appropriate benchmarks for our executive compensation program because of these factors and because they tend to compete with us for executives and other employees.

        Based on this data, the Compensation Committee has implemented compensation payments designed to help align the interests of executives with the creation of long-term stockholder value.

  Peers

        The Compensation Committee believes that it is important when making compensation decisions to be informed as to the compensation practices of other publicly-held companies. The Compensation Committee seeks to compare elements of total direct compensation (i.e., base salary, annual performance incentive payments as well as long-term equity incentive awards) for our executive officers to compensation data compiled from the most recent proxy statements for selected companies. The comparison group of companies reviewed by the Compensation Committee included but were not limited to:

•	AMS Health Sciences, Inc.	•	Nautilus, Inc.
•	Advanced Nutraceuticals, Inc.	•	Natrol, Inc.
•	Applied Signal Technology, Inc.	•	NBTY, Inc.
•	Answerthink, Inc.	•	Nu Skin Enterprises, Inc.
•	Aristotle Corporation	•	Nutrition 21, Inc.
•	Bradley Pharmaceuticals, Inc.	•	Panera Bread Company
•	Cardiac Science Corporation	•	Peet's Coffee & Tea, Inc.

•	Cutera, Inc.	•	Perrigo Company
•	Extra Storage Space, Inc.	•	Quanta Capital Holdings Ltd.
•	Emergent BioSolutions, Inc.	•	Quidel Corporation
•	Franklin Covey Co.	•	Quigley Corporation
•	GAIAM, Inc.	•	Red Lion Hotels Corporation
•	Green Mountain Coffee, Inc.	•	Reliv International, Inc.
•	Hain Celestial Group, Inc.	•	Schiff Nutrition International, Inc.
•	Hansen Natural Corporation	•	Security National Financial Corporation
•	Hawkins, Inc.	•	Strum, Ruger & Co, Inc.
•	Herley Industries, Inc.	•	Symyx Technologies, Inc.
•	Hi-Tech Pharmacal Co., Inc.	•	Sonic Innovations, Inc.
•	Home Diagnostics, Inc.	•	Strattec Security Corporation
•	Inverness Medical Innovations, Inc.	•	United Natural Foods, Inc.
•	Martek Biosciences Corporation	•	United Therapeutics Corporation
•	Matrixx Initiatives, Inc.	•	Usana Health Sciences, Inc.
•	Medifast, Inc.	•	Utah Medical Products, Inc.
•	Merit Medical Systems, Inc.	•	Whole Foods Market, Inc.
•	Mannatech, Inc.	•	Wild Oats Markets, Inc.
•	Monterey Pasta Company	•	Young Innovations, Inc.
•	Natural Alternatives International, Inc.	•	Zygo Corporation
•	Nature's Sunshine Products, Inc.

        The Compensation Committee realizes that benchmarking our executive compensation payments against compensation earned at other companies may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to Nutraceutical. We also believe that the cost of attracting talented executives to our size of company can prove difficult when larger companies often have stronger financial resources. However, the Compensation Committee generally believes that gathering this information is an important part of its decision-making process with respect to our executive compensation program. In addition to compensation benchmarking, the Compensation Committee typically also takes into account input from other sources, including input from other members of the Board of Directors and available data relating to compensation practices for our industry and market.

  Outside Compensation Consultants

        Denver Management Advisors, Inc. was engaged by the Compensation Committee in 2006 and worked directly with members of that committee and the Chief Executive Officer. They were asked to independently look at compensation paid to senior executives and directors at companies that they felt had similar characteristics to our Company, looking at overall compensation in general and equity compensation in particular. The objective of the Compensation Committee in retaining this firm was to engage independent, outside compensation specialists to assess how competitive our compensation programs are relative to market and to provide suggestions for adjustments to compensation practices for the future. Denver Management Advisors has made several recommendations which the Compensation Committee has taken into consideration when determining executive and director compensation. The Compensation Committee continues to consider the recommendations made by this group as well as other factors such as market data and their own research and experience. Denver Management Advisors performed no work during fiscal 2007.

  Elements of Executive Compensation Program

        Our executive compensation program consists of the following key components:

  •
  Base salary; and

  •
  Performance-based incentive payments.

        The Compensation Committee currently believes that these two cash payments are the most effective combination in motivating and retaining talented executive officers in an industry where limited professional management expertise is available. We believe that our current revenue size, micro-cap status, high institutional stock ownership, lack of public stock float and the current regulatory environment makes cash compensation more attractive in retaining company executives. The Compensation Committee has a target range of 30% to 150% of an individual's base salary for annual performance incentive payments, which generally occur after audited fiscal year end results are received. Incentive performance payments remain completely discretionary but are based on a combination of an individual's current position and responsibilities, individual performance and overall company performance. The executive officers and directors of our Company are encouraged to purchase and hold company stock.

  Base Salary

        Base salary represents the only fixed component of our executive compensation program. We use base salary to partially compensate executives for services rendered during the fiscal year, and to ensure that we remain competitive in attracting and retaining executive talent. Base salaries are generally set within a range of salaries paid to peers with comparable qualifications, experience, responsibilities and performance at similar companies but may be higher if we find it necessary to attract individuals to our Company. The Compensation Committee generally tries to set these base salaries within a reasonable range from the median of peers.

        The Compensation Committee reviews base salaries annually as part of our performance review and appraisal process. Base salary increases, if any, are based primarily on each executive's job performance for the prior year, as well as a review of competitive market data, the executive's compensation relative to other executive officers, and the importance of the executive's continued service with our Company. The Compensation Committee may also review an executive's base salary from time to time upon a promotion or other change in job responsibility.

  Performance-Based Incentive Payments

        Our discretionary performance-based incentive payments are designed to promote the interests of our Company and its stockholders by providing executive officers with substantial opportunity to receive annual cash incentive payments based upon the achievement of individual and corporate objectives and to assist us in attracting and retaining executive talent. Performance-based incentive payments are generally established to cover or approximate a range of compensation types paid by peer companies to individuals with comparable qualifications, experience, responsibilities and performance, including cash bonus incentives, stock incentives (such as options and restricted stock awards) and other incentives paid by peers.

        Corporate objectives we seek to encourage with our performance-based incentive payments include encouraging maintenance and improvement of growth and profitability of our Company (with a primary focus on earnings before interest, taxes, depreciation, and amortization, or EBITDA, performance), the completion of acquisitions or other milestones and other important projects that are considered to be critical to the achievement of our long-term strategic goals. Individual objectives we seek to encourage with our performance-based incentive payments focus on contributions which are consistent with and support the corporate objectives or are otherwise intended to contribute to the success of our Company. We do not typically use or set hard or fixed targets but instead leave the decision to the Compensation Committee and our Board of Directors.

        We currently accrue and expense on a monthly basis estimated discretionary performance-based incentives amounting to 8% of EBITDA. For each fiscal year, we set an EBITDA target, which normally ranges between 15% and 22% of forecasted net sales. This target is based upon our assessment of the competitive, economic and operational cost environments as well as the timing of acquisitions completed or anticipated. Acquisitions remain a critical component of company growth and successful acquisition integration is essential to EBITDA performance. The actual performance-based incentive payments related to fiscal 2007 are expected to be 8% of EBITDA.

        The payout of these accrued performance-based incentive payments is discretionary. Actual decisions about payments are based on the Compensations Committee's assessment of our Company's fiscal year end results. After the end of each fiscal year and based on the audited financial statements, the Chief Executive Officer evaluates the degree of achievement of corporate and individual performance objectives and submits his performance-based incentive payment recommendations, excluding himself, to the Compensation Committee, which determines the final performance-based incentive payment, if any, for each executive officer. Performance-based incentive payments are generally paid in December of each year for results obtained during the prior fiscal year.

  Perquisites

        Perquisites for executive officers are limited in scope and value and are generally consistent with those provided to other employees.

  Indemnification Agreements

        We enter into indemnification agreements with each of our directors and executive officers. These indemnification agreements provide, among other things, that we will indemnify our directors and executive officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts, incurred by any such person in any action or proceeding by reason of their position as a director, officer, employee, agent or fiduciary of our Company, any subsidiary of our Company or any other company or enterprise to which such executive officer or director serves at the Company's request. We purchase director and officer insurance ("D&O insurance") for the benefit of our directors and executive officers. We believe that indemnification agreements and this D&O insurance are necessary to attract and retain qualified persons as directors and executive officers.

  Other Benefits

        We maintain a health insurance plan for the benefit of all eligible employees, including our executive officers. This plan requires the employee to pay a portion of the premiums, and we pay the remainder of the premiums. These benefits are offered on the same basis to all employees. We also maintain a qualified 401(k) retirement savings plan that is available to all eligible employees. For fiscal 2007, we matched 100% on the employee's first 4% contribution based on eligible pay. Both the employee and the employer matching contributions are subjected to the statutory limits. Executives are eligible to participate in the 401(k) plan up to these limits. No supplementary non-qualified plan is available to executives. We also provide long-term disability insurance coverage to all eligible employees and premiums are paid in full by us. The above benefits are available to our executive officers on the same basis as all other eligible employees.

  2007 Executive Compensation Determinations

        The key compensation determinations for the named executive officers during fiscal 2007 were as follows:

  Frank W. Gay II—Chairman and Chief Executive Officer

        Mr. Gay's compensation for fiscal 2007 was determined by the Compensation Committee and based on the same factors used for establishing the fiscal 2007 compensation of executive officers generally, including our fiscal 2007 operating performance. In addition, the Compensation Committee considered the status of Mr. Gay as our most senior officer, a review of the compensation for chief executive officers of comparable companies, and the important role he performed in achieving overall corporate objectives. No particular weight was assigned to any factor in setting his fiscal 2007 compensation.

        For fiscal 2007, Mr. Gay's base salary was $386,538, a 3.1% increase from his fiscal 2006 base salary. For fiscal 2007, Mr. Gay's performance-based cash incentive payment was $420,000, a 4.5% decrease from his fiscal 2006 incentive payment. Mr. Gay's bonus was substantially larger than other named executive officers because he serves as the chief executive officer of Nutraceutical with substantially greater responsibilities.

        Mr. Gay does not receive separate compensation for serving as a director and Chairman of the Board.

  Jeffrey A. Hinrichs—Executive Vice President, Chief Operating Officer and Secretary

        Mr. Hinrich's compensation for fiscal 2007 was determined by the Compensation Committee and based on the same factors used for establishing the fiscal 2007 compensation of executive officers generally, including our fiscal 2007 operating performance.

        In addition, the Compensation Committee considered the status of Mr. Hinrichs as our chief operating officer and the executive with the longest experience at our Company (or its predecessors), a review of the compensation for chief operating officers of comparable companies, and the important role he performed in achieving overall corporate objectives. No particular weighting was assigned to any factor in setting his fiscal 2007 compensation.

        For fiscal 2007, Mr. Hinrich's base salary was $254,692, a 3.1% increase from his fiscal 2006 base salary. For fiscal 2007, Mr. Hinrich's performance-based cash incentive payment was $190,000, a 5.0% decrease from his fiscal 2006 incentive payment.

        Mr. Hinrichs does not receive separate compensation for serving as a member of the Board.

  Gary M. Hume—Executive Vice President

        Mr. Hume's compensation for fiscal 2007 was determined by the Compensation Committee and based on the same factors used for establishing the fiscal 2007 compensation of executive officers generally, including our fiscal 2007 operating performance.

        In addition, the Compensation Committee considered the status of Mr. Hume as one of our most senior executives and his long experience with the industry, a review of the compensation for similar senior executive officers of similar companies (see Peers above), and the important role he performed in achieving overall corporate objectives. No particular weighting was assigned to any factor in setting his fiscal 2007 compensation.

        For fiscal 2007, Mr. Hume's base salary was $240,384, a 2.7% increase from his fiscal 2006 base salary. For fiscal 2007, Mr. Hume's performance-based cash incentive payment was $80,000, an 11.1% decrease from his fiscal 2006 incentive payment.

  Leslie M. Brown, Jr.—Former Senior Vice President and Chief Financial Officer

        Mr. Brown resigned from our Company on April 27, 2007. For fiscal 2007 prior to his resignation, Mr. Brown's received payments comprising his base salary totaling $151,538. Mr. Brown did not receive a performance-based cash incentive payment for fiscal 2007.

  Stanley E. Soper—Vice President, Legal Affairs

        Mr. Soper's compensation for fiscal 2007 was determined by the Compensation Committee and based on the same factors used for establishing the fiscal 2007 compensation of executive officers generally, including our fiscal 2007 operating performance.

        In addition, the Compensation Committee reviewed the compensation for similar officers of comparable companies and considered the important role he performed in achieving overall corporate objectives. No particular weighting was assigned to any factor in setting his fiscal 2007 compensation.

        For fiscal 2007, Mr. Soper's base salary was $226,538, a 7.7% increase from his fiscal 2006 base salary. For fiscal 2007, Mr. Soper's performance-based cash incentive payment was $170,000, a 6.3% increase from his fiscal 2006 incentive payment.

  Cory J. McQueen—Vice President and Chief Financial Officer

        In April 2007, Mr. McQueen was appointed as our Principal Financial Officer as a result of Mr. Brown's resignation as our Senior Vice President and Chief Financial Officer. In April 2007, in recognition of Mr. McQueen's increased role and responsibilities as Principal Financial Officer, the Compensation Committee increased Mr. McQueen's base salary. For fiscal 2007, Mr. McQueen's base salary was $142,615, a 28.0% increase from his fiscal 2006 base salary. For fiscal 2007, Mr. McQueen's performance-based cash incentive payment was $60,000, the same amount as his fiscal 2006 incentive payment.

  Accounting and Tax Considerations

        Effective October 1, 2005, we adopted the fair value recognition provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123R, Share-Based Payment ("SFAS 123R"). SFAS 123R requires companies to record compensation expense for the value of all outstanding and unvested share-based payments, including stock options and similar awards. We terminated all existing stock option plans on September 30, 2005 and have no unvested stock options outstanding. However, vested stock options granted prior to the termination of these stock option plans are still outstanding and exercisable.

        We structure cash incentive bonus compensation so that it is taxable to our employees at the time it becomes available to them.

        Section 162(m) of the Internal Revenue Code of 1986 limits us to a deduction for federal income tax purposes of up to $1 million of compensation paid to certain named executive officers in a taxable year. The exercise of a nonqualified stock option results in a compensation deduction that is included in this analysis to the extent that the trading price of the stock subject to the option upon exercise exceeds the exercise price of the option. Compensation above $1 million may be deducted under

Section 162(m) if it is "performance-based compensation." Accordingly, our compensation deduction, if any, resulting from the exercise of such options may not be fully deductible, depending on whether the optionee is a named executive officer at the time of exercise and on whether the total non-exempt compensation paid to such optionee exceeds $1 million in the year of such option exercise. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, our Compensation Committee has not adopted a policy requiring all compensation to be deductible. Our Compensation Committee intends to continue to evaluate the effects of the compensation limits of Section 162(m) and to grant compensation awards in the future in a manner consistent with the best interests of our Company and our stockholders.

DIRECTOR COMPENSATION

        We reimburse all directors for reasonable expenses incurred in attending Board meetings or its committees and related activities. Directors who are our employees do not receive a salary or retainer for their services. We pay non-employee directors a quarterly cash retainer between $13,000 and $16,000, and each non-employee director was granted options to purchase 10,000 shares of common stock under our 1998 Non-Employee Director Stock Option Plan at the time of election to the Board. Directors do not currently receive any additional compensation for participation in standing committees or chairing such committees. Directors do not receive meeting fees either.

2007 Director Compensation

        The following table provides information concerning the 2007 compensation of our non-employee directors who served on our Board of Directions in fiscal 2007.

Name	Fees Earned or Paid in Cash ($)	All Other Comp. ($)		Total ($)
Michael D. Burke	52,000	—		52,000
Gregory M. Benson	52,000	5,000	(a)	57,000
J. Kimo Esplin	52,000	—		52,000
James D. Stice	52,000	12,000	(b)	64,000

    (a)
    Mr. Benson serves on the board of directors of our wholly-owned subsidiary, American Nutritional Casualty Insurance, Inc. and is paid an annual cash retainer of $5,000 for his service in connection therewith.

    (b)
    Mr. Stice is the designated Audit Committee Financial Expert and receives an additional $12,000 for his service in connection therewith.

        No annual stock awards or stock option awards were made as compensation for director services in 2007 or are contemplated under our current compensation structure since the Compensation Committee terminated the option plans on September 30, 2005.

MANAGEMENT COMPENSATION

GENERAL

Summary Compensation Table

        Our Section 16 officers are appointed by and serve at the discretion of the Board. The following table shows for the fiscal year ended September 30, 2007, compensation paid to our Principal Executive Officer, Principal Financial Officer, our three other most highly compensated executive officers at September 30, 2007, and our former Principal Financial Officer who departed from our Company during the fiscal year (collectively, the "named executive officers").

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)(a)	Non-equity Incentive Compensation ($)	Restricted Stock Awards ($)	Option Awards (#)(b)	All Other Compensation ($)(c)	Total ($)

Frank W. Gay II Chief Executive Officer	2007 2006 2005	386,538 375,000 370,385	420,000 440,000 262,550	— — —	— — —	9,000 9,000 8,200	815,538 824,000 641,135

Cory J. McQueen Vice President and Chief Financial Officer(d)	2007 2006 2005	142,615 111,385 104,615	60,000 60,000 23,850	— — —	— — 7,500	5,354 4,455 4,185	207,969 175,840 132,650

Jeffrey A. Hinrichs Executive Vice President and Chief Operating Officer	2007 2006 2005	254,692 247,000 245,154	190,000 200,000 96,330	— — —	— — —	9,092 8,400 8,066	453,784 455,400 349,550

Gary M. Hume Executive Vice President	2007 2006 2005	240,384 234,077 229,616	80,000 90,000 55,440	— — —	— — —	9,005 8,517 8,029	329,389 332,594 293,085

Stanley E. Soper Vice President, Legal Affairs	2007 2006 2005	226,538 210,385 191,538	170,000 160,000 78,000	— — —	— — 25,000	9,062 8,415 7,662	405,600 378,800 277,200

Leslie M. Brown, Jr. Senior Vice President, Finance and Chief Financial Officer(e)	2007 2006 2005	151,538 236,539 221,539	— 190,000 108,000	— — —	— — 25,000	4,866 8,839 8,315	156,404 435,378 337,854

(a)
Includes amounts earned in a fiscal year but deferred at the named executive officer's election pursuant to our 401(k) plan.

(b)
We adopted SFAS 123R effective October 1, 2005. Prior to the adoption of SFAS 123R, we accounted for stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees. No stock-based employee compensation expense was reflected in the net income, as all options granted under our stock-based compensation plans had exercise prices equal to the market values of the underlying common shares on the dates of grant.

(c)
Represents matching contributions made by us under our 401(k) plan.

(d)
On April 13, 2007, we announced the appointment of Mr. McQueen as Vice President and Chief Financial Officer.

(e)
On April 13, 2007, Mr. Brown gave notice of his intention to resign from our Company on April 27, 2007. In accordance with our standard stock incentive plan provisions, all vested options terminated 180 days after the resignation date, as specified in the applicable stock option agreement previously entered into between us and Mr. Brown.

        The foregoing compensation table does not include certain fringe benefits that are, in the aggregate, less than $10,000 or are generally made available on a non-discriminatory basis to all our U.S. employees. These fringe benefits include group health insurance, dental insurance, and long-term disability insurance, which we consider to be ordinary and incidental business costs and expenses. See the "Compensation Discussion and Analysis" beginning on page 10 of this proxy statement for further information on the compensation and benefits provided to our named executive officers.

        In addition, we also provide life insurance coverage to all eligible employees and premiums are paid in full by us and the benefit is available to our executive officers on the same basis as all other eligible employees. The average cost of this benefit is $28 per employee.

GRANTS OF PLAN-BASED AWARDS IN LAST FISCAL YEAR

        There were no option grants or stock awards to named executive officers or directors during fiscal 2007 since the Compensation Committee terminated all of our existing option plans on September 30, 2005.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

        The following table provides information concerning stock options held by the named executive officers at September 30, 2007.

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(a)	Option Exercise Price ($)	Option Expiration Date
Frank W. Gay II	32,000 100,000 60,000	17.50 3.50 12.32	2/20/2008 12/31/2011 12/17/2013
Leslie M. Brown, Jr.(b)	—	—	—
Cory J. McQueen	6,000 7,000 7,500	3.50 12.32 14.22	12/13/2011 12/17/2013 9/30/2015
Jeffrey A. Hinrichs	30,000 9,000 27,150 20,000	17.50 5.00 3.50 12.32	2/20/2008 12/17/2008 12/13/2011 12/17/2013
Gary M. Hume	40,000 10,000	4.50 12.32	9/7/2009 12/17/2013
Stanley E. Soper	20,000 10,000 30,000 25,000	2.44 3.50 12.32 14.22	3/5/2011 12/13/2011 12/17/2013 9/30/2015

    (a)
    All option awards are fully vested.

    (b)
    On April 13, 2007, Mr. Brown gave notice of his intention to resign from our Company on April 27, 2007. In accordance with our standard stock incentive plan provisions, all vested options terminated 180 days after the resignation date, as specified in the applicable stock option agreement previously entered into between us and Mr. Brown

        There were no outstanding stock awards to named executive officers at September 30, 2007. There were no unexercisable options unexercised and no unexercised unearned options at September 30, 2007.

OPTION EXERCISES IN LAST FISCAL YEAR

        The following table shows information regarding stock option exercises for the named executive officers during fiscal 2007.

Option Awards(a)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Frank W. Gay II	—	—
Leslie M. Brown, Jr.	90,000	$519,705
Cory J. McQueen	—	—
Jeffrey A. Hinrichs	2,850	30,817
Gary M. Hume	—	—
Stanley E. Soper	—	—

    (a)
    The value realized on exercise represents the difference between the exercise price and the fair market value of the common stock on the date of exercise.

PENSION BENEFITS

        There were no pension benefits for the named executive officers at September 30, 2007.

NONQUALIFIED DEFERRED COMPENSATION

        We have not entered into any deferred compensation agreements with any employees, including any named executive officer.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

        We do not have any agreements with any employees, including the named executive officers, that would provide for the payment of any severance benefits upon termination or change of control.

CANCELLED STOCK OPTION PLANS

        Although options are still outstanding under the following stock option plans, no additional awards will be granted under these plans since the Compensation Committee terminated these plans on September 30, 2005.

        1998 Stock Incentive Plan.    Our 1998 Stock Incentive Plan provided for the issuance of the following types of incentive awards: stock options, stock appreciation rights, restricted stock, performance grants and other types of awards that the Compensation Committee deemed consistent with the purposes of the 1998 Stock Incentive Plan. The 1998 Stock Incentive Plan was administered by the Compensation Committee. Certain of our employees, advisors and consultants were eligible to participate in the 1998 Stock Incentive Plan. The Compensation Committee selected the participants and determined the terms and conditions of the awards under the 1998 Stock Incentive Plan.

        Options granted under the 1998 Stock Incentive Plan could be either incentive stock options or nonqualified stock options, as determined by the Compensation Committee. The options were subject to time vesting and certain other restrictions at the sole discretion of the Compensation Committee.

        In aggregate, 1,050,000 shares of our common stock were reserved for issuance under the 1998 Stock Incentive Plan. The 1998 Stock Incentive Plan limited each participant to receiving awards of no more than 100,000 shares of common stock per year. As of September 30, 2007, nonqualified options to purchase an aggregate of 710,963 shares of common stock were outstanding under the 1998 Stock Incentive Plan.

        1998 Non-Employee Director Stock Option Plan.    Our 1998 Non-Employee Director Stock Option Plan was intended to encourage stock ownership by certain directors, to provide those individuals with an additional incentive to increase stockholder value and to provide a form of compensation that would attract and retain highly qualified individuals as members of the Board.

        Under the 1998 Non-Employee Director Stock Option Plan, the Compensation Committee or the full Board made discretionary grants of options and determined the terms and conditions of such options. The 1998 Non-Employee Director Stock Option Plan provided for the granting of options to non-employee directors, as defined, for up to an aggregate of 150,000 shares of our common stock, subject to certain adjustments reflecting changes in our capitalization. As of September 30, 2007, nonqualified options to purchase an aggregate of 40,000 shares of common stock were outstanding under the 1998 Non-Employee Director Stock Option Plan.

        Although each member of the Compensation Committee was eligible to participate in the 1998 Non-Employee Director Stock Option Plan, the full Board was required to approve grants made to a member of the Compensation Committee, with the involved member abstaining from the vote. Nutraceutical is under no obligation to retain as a director any director to whom it has granted an option.

401(K) PLAN

        We have a 401(k) defined contribution profit sharing plan that covers substantially all employees. Under the 401(k) plan, employees may contribute up to 15% of their compensation subject to certain exceptions and limitations. We make matching contributions of up to the first 4% of employee contributions to the 401(k) plan and we are also permitted to make discretionary contributions under the 401(k) plan. The amount that we contributed to the 401(k) plan during fiscal 2007 was $691 thousand.

        UNDER THE RULES OF THE SEC, THE COMPENSATION AND AUDIT COMMITTEE REPORTS THAT FOLLOW ARE NOT DEEMED TO BE INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING THIS PROXY STATEMENT BY REFERENCE INTO ANY FILINGS WITH THE SEC.

AUDIT COMMITTEE REPORT

        The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of Nutraceutical's financial reporting process. The Audit Committee's responsibilities are more fully described in its written charter, which is posted on Nutraceutical's web site at www.nutraceutical.com under the link "Investor Relations."

        The Audit Committee reviews with Nutraceutical's independent auditor the scope and timing of their audit services and any other services they are asked to perform, the audit report on Nutraceutical's consolidated financial statements following completion of the audit and Nutraceutical's policies and procedures with respect to internal accounting, financial controls, and internal control. The Audit Committee is currently comprised of Messrs. Burke, Esplin and Stice. The Audit Committee held four meetings during fiscal 2007.

        In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements of Nutraceutical for fiscal 2007 with management and has discussed with Nutraceutical's independent auditor, among other things, the methods used to account for significant unusual transactions, the effect of significant accounting policies in emerging areas, the process used by management in formulating sensitive accounting estimates and other matters required under Statement on Auditing Standards No. 61, Communication with Audit Committee, or the Codification of Statements on Auditing Standards, AU Section 380, as modified or supplemented. In addition, the Audit Committee has received written disclosures and a letter from PricewaterhouseCoopers regarding their independence as auditor required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as modified or supplemented, and has discussed with PricewaterhouseCoopers the status of their independence. Based upon this review of the above-mentioned issues, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of Nutraceutical for fiscal 2007 be included in Nutraceutical's Annual Report on Form 10-K for the Fiscal Year Ended September 30, 2007 for filing with the Securities and Exchange Commission.

MICHAEL D. BURKE
J. KIMO ESPLIN
JAMES D. STICE

COMPENSATION COMMITTEE REPORT

        The Compensation Committee was established by the Board in February 1998 in connection with Nutraceutical's initial public offering. The Compensation Committee is currently comprised of Messrs. Benson and Stice.

        The Compensation Committee oversees Nutraceutical's executive and director compensation programs on behalf of the Board of Directors. The Compensation Committee develops Nutraceutical's compensation policies, plans and programs and considers a number of factors and inputs in developing these. Among other things, the Compensation Committee considers the input of management (and in particular the recommendations of the Chief Executive Officer), information and recommendations from outside advisors, utilizes publicly available compensation data and other survey data for national and regional companies in Nutraceutical's industry and market, and reviews other companies which have certain similarities to Nutraceutical, whether those be in terms of size, performance and/or locale. We believe these companies provide us with appropriate benchmarks for Nutraceutical's executive compensation program because of these factors and because they tend to compete with Nutraceutical for executives and other employees.

        Nutraceutical's compensation philosophy is designed to attract and retain qualified executives who will add to the long-term success of Nutraceutical, contribute to the achievement of operational and strategic objectives, and we believe pay should be commensurate with each executive's performance, level of responsibility and overall contribution to Nutraceutical's success. We seek to foster an environment that aligns the interests of Nutraceutical's executive officers with the creation of long-term stockholder value. To this end, the amount and type of executive compensation paid is strongly linked to the delivery of long-term returns to Nutraceutical's stockholders, the achievement of strategic business objectives, individual performance and the demonstration of competencies that are aligned with Nutraceutical's culture and values. We also seek to find ways to incentivize executives to stay with Nutraceutical.

        The Compensation Committee has the authority to independently retain outside advisors and in the past has received and considered input from Denver Management Advisors, Inc. They were asked to independently look at compensation paid to senior executives and directors at companies that they felt had similar characteristics to Nutraceutical, looking at overall compensation in general and equity compensation in particular. Our objective in retaining this firm was to engage independent, outside compensation specialists to assess how competitive Nutraceutical's compensation programs were relative to market practices and to provide suggestions for adjustments to compensation practices for the future. Denver Management Advisors made several recommendations which the Compensation Committee has taken into consideration when determining executive and director compensation. The Compensation Committee continues to consider the recommendations made by this group as well as other factors such as market data and our own research and experience. Denver Management Advisors performed no work for Nutraceutical during fiscal 2007.

        The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis report included in this Proxy Statement with management. Based on our review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

GREGORY M. BENSON
JAMES D. STICE

FEES PAID TO PRICEWATERHOUSECOOPERS

        PricewaterhouseCoopers is an independent registered public accounting firm and serves as our independent auditor. In addition to retaining PricewaterhouseCoopers to audit our financial statements, we engage the firm from time to time to perform other services. The following table presents fees for professional audit services rendered by PricewaterhouseCoopers for the audit of our consolidated financial statements for the years ended September 30, 2006 and 2007, as well as fees billed for other services rendered by PricewaterhouseCoopers during those periods.

	Year Ended September 30,
	2006	2007
Audit Fees(1)	$287,966	$315,456
Audit-Related Fees(2)	1,500	31,854
Tax Fees(3)	23,682	—
All Other Fees	—	—

Total	$313,148	$347,310

    (1)
    Consists of fees billed for professional services rendered in connection with the integrated audits of the consolidated financial statements and internal control over financial reporting (SOX 404) as well as the related reviews of the quarterly financial statements.

    (2)
    Consists of fees billed for other services not explicitly related to the audit of our financial statements, including due diligence on completed acquisitions.

    (3)
    Consists of fees billed for federal, state and international tax compliance services.

        The Audit Committee has adopted a policy requiring pre-approval by the committee of all services (audit and permissible non-audit) to be provided to us by our independent auditor. The Audit Committee pre-approves audit services to be performed following a review of the independent auditor's audit plan. The Audit Committee may also approve, for up to a year in advance, permissible non-audit services, including tax and due diligence, subject to specific budgets. In cases where service needs arise that have not been pre-approved by the Audit Committee, the Audit Committee's Financial Expert has the delegated authority to pre-approve the provision of such services, which pre-approvals are then communicated to the full Audit Committee. In accordance with these policies, the Audit Committee pre-approved the audit and permissible non-audit services provided by our independent auditor for fiscal 2006 and 2007.

SUBMISSION OF STOCKHOLDERS' PROPOSALS AND ADDITIONAL INFORMATION

        Our bylaws provide the mechanism for a stockholder to present a nomination for election of a director or to bring any other matter before an annual meeting of stockholders. Any stockholder interested in making such a nomination or proposal should request a copy of the relevant provisions of our bylaws from our corporate secretary.

        If a stockholder wishes to bring a proposal or other business before the next annual meeting (other than a proposal to nominate a candidate for election as a director), and wishes that matter to be eligible for inclusion in our Proxy Statement and proxy card relating to our 2009 Annual Meeting of Stockholders, the proposal or other business must be received by us on or before the close of business on November 30, 2008. Nominations for director must meet the deadlines described in Section 5 of our bylaws. The submission should include a description of the proposal or other business and a brief statement of the reasons for submitting it, the name and address of the stockholder (as they appear in our stock transfer records), the number of shares of our common stock beneficially owned by the stockholder and a description of any material direct or indirect financial or other interest that the stockholder (or any affiliate or associate) may have in the proposal or other business. Any proposal or other business submitted by a stockholder must comply with our bylaws and with applicable law. Merely submitting a proposal or other business by the deadline does not guarantee that the proposal or other business will be brought before the next annual meeting. Stockholders wishing to bring a proposal or other business before our 2009 Annual Meeting are urged to review relevant provisions of our bylaws and of applicable law. Proposals and other business should be addressed to: Corporate Secretary, c/o Legal Department, Nutraceutical International Corporation, 1400 Kearns Boulevard, 2nd Floor, Park City, Utah 84060.

Annual Report on Form 10-K

        A copy of our Annual Report on Form 10-K for the Fiscal Year Ended September 30, 2007 has been mailed to all stockholders together with this proxy statement. Additional copies of the Annual Report on Form 10-K are available upon written request to: Investor Relations, Nutraceutical International Corporation, 1400 Kearns Boulevard, 2nd Floor, Park City, Utah 84060. The Annual Report is not to be regarded as proxy soliciting material.

Appendix A
PROXY	NUTRACEUTICAL INTERNATIONAL CORPORATION	PROXY

Proxy for the Annual Meeting of Stockholders to be held on January 31, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
NUTRACEUTICAL INTERNATIONAL CORPORATION

        The undersigned, revoking all prior proxies, hereby appoint(s) Frank W. Gay II and Cory J. McQueen., and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of common stock of Nutraceutical International Corporation that the undersigned would be entitled to vote if personally present at the 2008 Annual Meeting of Stockholders to be held at the Stein Eriksen Lodge located at 7700 Stein Way, Park City, Utah 84060 on Friday, January 31, 2008 at 9:00 a.m., local time, and at any adjournment thereof.

☒	Please mark your vote as in this example.
1.	To elect two Class I Directors:	FOR	WITHHOLD AUTHORITY	ABSTAIN
	Jeffrey A. Hinrichs (Class I)	☐	☐	☐
	J. Kimo Esplin (Class I)	☐	☐	☐
2.	To ratify the appointment of PricewaterhouseCoopers LLP as the	FOR	AGAINST	ABSTAIN
	Company's independent certified public auditor for the fiscal year ending September 30, 2008.	☐	☐	☐
In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment of the meeting.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder(s). If no direction is given, this proxy will be voted FOR Proposals 1 and 2. Attendance of the undersigned at the meeting or any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or affirmatively indicate the intent to vote in person.

SIGNATURE		DATE	, 200
SIGNATURE	IF HELD JOINTLY	DATE	, 200
NOTE:
Please sign exactly as name appears on this card. When shares are held by joint owners, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation or a partnership, please sign by authorized person.